Exhibit 99(c)

        OFFER TO EXCHANGE

11,076,707 Shares of Broadwing Common Stock
for the entire outstanding aggregate principal amount of
Broadwing Communications Inc. 9% Senior Subordinated Notes Due 2008

and

CONSENT SOLICITATION

THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON        , 2003, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). IN ORDER FOR HOLDERS OF THE BCI 9% NOTES TO PARTICIPATE IN THE EXCHANGE OFFER AND CONSENT SOLICITATION, SUCH HOLDERS MUST TENDER THEIR NOTES AND PROVIDE THEIR CONSENTS TO THE PROPOSED AMENDMENTS TO THE RELATED INDENTURE ON OR PRIOR TO 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE. TENDERED NOTES MAY BE WITHDRAWN AND RELATED CONSENTS MAY BE REVOKED AT ANY TIME ON OR PRIOR TO 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE, BUT NOT THEREAFTER.

    , 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We refer to the enclosed prospectus and solicitation statement dated    , 2003, of Broadwing Inc. ("Broadwing"), which together with any amendments and supplements thereto and the related consent and letter of transmittal constitute the exchange offer and consent solicitation. Broadwing is offering to exchange 241.06 shares of Broadwing Common Stock for each outstanding $1,000 aggregate principal amount of 9% Senior Subordinated Notes due 2008 (the "BCI 9% Notes") of Broadwing Communications Inc. ("BCI") that is validly tendered on or prior to the expiration date and not properly withdrawn, upon the terms and subject to the conditions set forth in the prospectus and consent solicitation and in the related consent and letter of transmittal. Concurrently with the exchange offer, Broadwing is also soliciting consents from holders of BCI 9% Notes to certain amendments to the indenture under which the notes were issued. See "The Exchange Offer and Consent Solicitation" in the prospectus and solicitation statement. Terms used herein have the same meanings as in the prospectus and solicitation statement.

        We have been appointed by Broadwing to act as the dealer manager and solicitation agent in connection with the exchange offer and consent solicitation. Your attention is directed to the prospectus and solicitation statement, which you should read in its entirety.

        The exchange offer and consent solicitation and withdrawal rights will expire at 5:00 p.m., New York City time, on                                , 2003 (the "expiration date"), unless extended in accordance with applicable law and the terms of the exchange offer and consent solicitation, in which event the term "expiration date" shall mean the latest time and date to which the exchange offer and consent solicitation, as extended, shall expire.

        The exchange offer and consent solicitation are subject to several conditions described in the prospectus and solicitation statement, which you should review in detail. See "The Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and Consent Solicitation" in the prospectus and solicitation statement.

        For your information and for forwarding to your clients for whom you hold BCI 9% Notes registered in your name or in the name of your nominee of who hold BCI 9% Notes registered in their own names, we are enclosing the following documents:

          1.    The prospectus and solicitation statement;

          2.    The consent and letter of transmittal, including the Substitute Form W-9, for your use and for the information of your clients;

          3.    A letter that may be sent to your clients for whose account you hold BCI 9% Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer and consent solicitation;

          4.    A notice of guaranteed delivery to be used to accept the exchange offer and consent solicitation if the certificates for the BCI 9% Notes are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach The Bank of New York, the exchange agent, prior to the expiration date; and

          5.    A return envelope addressed to the exchange agent.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE EXCHANGE OFFER AND CONSENT SOLICITATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                  , 2003, UNLESS EXTENDED BY BROADWING AS PROVIDED IN THE PROSPECTUS.

        Except as otherwise provided in the prospectus and solicitation statement and the related consent and letter of transmittal, tenders and consents are irrevocable.

        Neither Broadwing nor BCI will pay any fees or commissions to any broker or dealer or any other person (other than the dealer manager and solicitation agent and the exchange agent as described in "The Exchange Offer and Consent Solicitation—Dealer Manager and Solicitation Agent" and "The Exchange Offer and Consent Solicitation—Exchange Agent" in the prospectus and solicitation statement) for soliciting tenders of BCI 9% Notes pursuant to the exchange offer and consent solicitation. Broadwing will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding any of the enclosed materials to your customers. Broadwing will pay all stock transfers taxes, if any, payable on the transfer to it of BCI 9% Notes and the transfer to tendering noteholders of shares of Broadwing Common Stock pursuant to the exchange offer and consent solicitation, except as otherwise provided in Instruction 6 of the consent and letter of transmittal.

        To participate in the exchange offer and consent solicitation, certificate(s) for the BCI 9% Notes or a confirmation of any book-entry transfer into the exchange agent's account at the Depository Trust Company of BCI 9% Notes tendered electronically, as well as a properly completed and duly executed consent and letter of transmittal and any required signature guarantees, or an agent's message in connection with a book-entry transfer of notes, and any other documents required by the consent and letter of transmittal must be received by the exchange agent as indicated in the consent and letter of transmittal and the prospectus and solicitation statement prior to the expiration date.

        Holders whose certificate(s) representing BCI 9% Notes are not immediately available or who cannot complete the procedure for delivery by book-entry transfer on a timely basis or who cannot deliver their certificate(s) and/or all other required documents to the exchange agent prior to the expiration date may tender their BCI 9% Notes pursuant to the guaranteed delivery procedure set forth in the prospectus and solicitation statement under "The Exchange Offer and Consent Solicitation—Guaranteed Delivery."

        Any inquiries you may have with respect to the exchange offer and consent solicitation should be addressed to the dealer manager and solicitation agent or the exchange agent at their respective addresses and telephone numbers set forth on the back cover of the prospectus and solicitation statement. Additional copies of the enclosed material many also be obtained from the dealer manager and solicitation agent.

                      Very truly yours,

                      Lehman Brothers Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF BROADWING, BCI, THE EXCHANGE AGENT, THE DEALER MANAGER AND SOLICITATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER AND CONSENT SOLICITATION, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.